Exhibit 10.13

Introducing Broker Agreement

This Introducing Broker Agreement (the “Agreement”) is entered into on October 5, 2018, between Molto Fortune Limited (address: 501 Ping Yang Road, Xiaodian District, Taiyuan, Shanxi, China) (the “Client”) and Peak Capital (Hong Kong) Limited (address: Room 3210, 32/F, Champion Tower, 3 Garden Road, Central, Hong Kong) (the “Broker”). The Client and the Broker are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS the Broker wishes to introduce the Client to one or more institutional investors (the “Potential Investors”, which term shall be deemed to include any subsidiary or affiliate directly or indirectly associated with or controlled by such Potential Investor) for the purpose of the Client entering into the transaction described in Appendix A (the “Transaction”) with such Potential Investors; and

WHEREAS the Client wishes to utilize the services of the Broker.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Brokerage Services and Status of the Parties

1.1	The services provided by the Broker under this Agreement include introducing the Client to potential counterparties for the Transaction and additional services related to such introduction (the “Services”).

1.2	Any transaction entered into by the Client or its affiliates with a counterparty introduced by the Broker shall be subject to any applicable commercial terms and/or other agreement terms entered into by the Parties for the Transaction.

1.3	The Client is not obligated to enter into any transaction with any counterparty introduced by the Broker.

1.4	Each Party agrees that it is an independent person and not an agent or partner of the other Party. This Agreement shall not be construed as constituting or establishing a joint venture or any other form of legal entity that would impose liability on one Party for the acts or omissions of the other Party or provide one Party with any right, power, or authority (express or implied) to create any duty or liability on behalf of the other Party.

2.	Representations and Warranties

2.1	Each Party represents, warrants, and undertakes to the other Party that:

(a)	It has and will have full power and authority, and has taken and will take all necessary corporate and other actions, to authorize its entry into this Agreement and the Services to be performed hereunder and to perform its obligations hereunder;

(b)	It has obtained and will continue to maintain all necessary governmental and regulatory authorizations and approvals required for its entry into this Agreement and the performance of any obligations arising hereunder;

(c)	It is currently and will remain in good standing under the laws and applicable regulations of the jurisdiction of its formation, and is qualified and authorized to conduct business in other relevant jurisdictions as may be required by the nature of the business activities to be conducted hereunder; and

(d)	Subject to applicable laws, regulations, and rules and any other applicable provisions imposed by any competent regulatory authority or by any exchange or market and its clearing house (if any) for the execution of transactions or arising from its articles, rules, regulations, bylaws, customs, practices, and interpretations (the “Applicable Laws”), it will keep confidential all information obtained under this Agreement relating to the other Party and its business, and will act with reasonable care to prevent unauthorized access to such confidential information. This undertaking shall survive the termination of this Agreement.

2.2	The Client represents, warrants, and undertakes to the Broker that it has complied and will comply with all applicable provisions, and that it is solely responsible for any and all information provided or required to be provided to Potential Investors in connection with the offering and sale of fund investments that are the subject of the Transaction in accordance with all applicable laws and regulations.

3.	Remuneration

3.1	The Client shall pay the Broker the amount (the “Commission”) set forth in Appendix B for each transaction entered into by the Client or its affiliates with a counterparty introduced by the Broker, including (but not limited to) reimbursement of all reasonable out-of-pocket expenses incurred by the Broker in performing the Services.

3.2	The Commission shall be paid in Hong Kong Dollars to the bank account notified by the Broker to the Client within 30 days after the execution of the Transaction or the Client’s receipt of the invoice issued by the Broker for the Services, whichever is earlier.

3.3	The Client shall pay to the Broker all taxes, including (but not limited to) any value-added tax, levied by any relevant tax authority on all commissions or any remuneration received by the Broker under this Agreement, and shall indemnify and hold harmless the Broker, and shall complete all tax returns related thereto. The provisions of this Section 3.3 shall survive the termination of this Agreement.

4.	Recording; Notices

4.1	The Parties may use recording devices or prepare electronic records to communicate instructions and handle other matters.

4.2	Any written communication between the Parties may be sent by personal delivery, telegram, fax, email, or registered mail to their recorded addresses and shall be final and binding. Any such written communication, if properly addressed and mailed or (if delivered by other means) delivered to the correct address or (if sent by telecommunication) sent to the correct number or address, shall be deemed to have been served, regardless of whether the other Party actually received it.

5.	Compliance with Applicable Laws and Regulations

5.1	All Services performed under this Agreement shall comply with all Applicable Laws.

5.2	If there is any conflict between this Agreement and any Applicable Law, this Agreement shall be amended or replaced as necessary to eliminate the conflict, but this Agreement shall otherwise remain in full force and effect.

5.3	Each Party has the right and is hereby authorized to take or refuse to take any action (including disclosing any information relating to the other Party or its transactions) to comply with any Applicable Law. Neither Party nor any affiliate or any of their respective officers, directors, or employees shall be liable for any action taken or not taken in good faith under the provisions of this Section 5.3.

6.	Force Majeure

6.1	If any Party’s failure, interruption, or delay in performing its obligations is caused by acts, events, or circumstances beyond the reasonable control of any Party, including but not limited to labor disputes, actions, or regulations of any government or supranational agency or authority or stock exchange, neither Party nor any affiliate shall be liable or responsible in any form for any loss or damage incurred or suffered by the other Party as a result thereof.

7.	Liability

7.1	Neither Party nor its affiliates, partners, limited liability company members, officers, directors, employees, or agents shall be liable for any indirect, consequential, or special loss or damage arising in any manner whatsoever.

7.2	The content of this Agreement does not exclude or limit any obligation or liability that cannot be excluded or limited by Applicable Law.

8.	Indemnification

8.1	The Client undertakes to indemnify and hold harmless the Broker and its affiliates, and their respective partners, limited liability company members, officers, directors, employees, and agents from and against all losses, damages, claims, liabilities, costs, and expenses incurred or suffered by them or arising from the Client’s fraud, willful misconduct, negligence, or breach of this Agreement or any representation, warranty, or undertaking hereunder.

9.	Non-Waiver; Severability; Entire Agreement; Non-Circumvention

9.1	The rights and remedies under this Agreement are cumulative and do not exclude any rights or remedies provided by law or any other agreement. Failure to exercise or delay in exercising any right or remedy under this Agreement or by law shall not constitute a waiver of such right or remedy or any other right or remedy.

9.2	If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, such provision shall be severed, and the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed without such invalid, illegal, or unenforceable provision.

9.3	This Agreement contains the entire agreement between the Parties with respect to the Services and supersedes any prior understandings, undertakings, contracts, or representations with respect to the Services (unless such representations were made fraudulently).

9.4	No provision of this Agreement shall be enforceable by any person who is not a Party hereto.

9.5	The Client, for itself, its affiliates, partners, officers, employees, agents, contacts, and any related parties, agrees that it and/or any of them shall not, directly or indirectly, in any manner whatsoever:

(a)	Solicit any investors, sources of funds, or other institutions whose names are provided by the Broker, or accept any business from or enter into any business transaction with such persons, unless the specific written approval of the Broker has been obtained; and/or

(b)	Use any third party to circumvent this Section 9.5.

In the event of a breach of this Section 9.5, the Client shall provide the Broker with compensation equal to the Commission calculated in accordance with Appendix B plus all expenses (including but not limited to legal fees incurred to recover lost income). This Section 9.5 shall survive the expiration or termination of this Agreement for any reason.

10.	Termination

10.1	This Agreement may be terminated by either Party upon 30 days’ written notice to the other Party. Except in the event of termination by the Client due to a material breach, the Broker shall be entitled to receive commissions for transactions already conducted or covered by this Agreement prior to termination.

11.	Governing Law; Jurisdiction

11.1	This Agreement and all matters relating thereto or arising therefrom shall be governed by the laws of Hong Kong. The Parties each submit to the non-exclusive jurisdiction of the Hong Kong courts for any claim or matter arising out of or in connection with this Agreement.

12.	Assignment

12.1	Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, and any purported assignment in violation of the foregoing shall be void. No assignment shall relieve the assigning Party of its confidentiality obligations hereunder. Notwithstanding the foregoing, the provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

Molto Fortune Limited Peak Capital (Hong Kong) Limited

Signed:	/s/ Li Xiaofei
Title:	Authorized Signatures
StormHarhour Securities (Hong Kong) Limited

Signed:	/s/ Water Cheung
Title:	Senior Partner, CEO Asia Pacific

Appendix A

Transaction

The transaction in which the Potential Investor introduced by the Broker provides the Client with a loan of HKD 264,000,000 (or other equivalent currency) secured by a residential property at 3A Bing Ji Road, Hong Kong, and two parking spaces.

A-1

Appendix B

Remuneration and Time

The Client shall pay 2.0% of the total proceeds of the transaction as a handling fee, which shall be directly deducted from the proceeds, with 1.5% paid to the Broker. The Client also undertakes to pay the remaining amount, equivalent to 0.5% of the total proceeds of the transaction, to a third-party introducer.

B-1